UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):   December 11, 2009

ZAP
(Exact name of Registrant as specified in its charter)

California	0-303000	94-3210624
(State or other jurisdiction of incorporation or organization)	Commission File Number	IRS Employer Identification Number

501 Fourth Street Santa Rosa, CA	95401
(Address of principal executive offices)	(Zip Code)

(707) 525-8658
(Registrant’s telephone number, including area code)

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1-Registrant’s Business and Operations

Item 1.01      Entry into Material Definitive Agreement

On December 11, 2009, the Company entered into a Joint Venture Agreement to establish a new US-China company incorporated as ZAP Hangzhou to design and manufacture electric vehicle and infrastructure technology with Holley Group, the parent company of a global supplier of electric power meters and Better World International, LTD , a company focused on infrastructure technology and services for electric vehicles.  Priscilla Lu, Ph.d who is the current Chairman of the Board of ZAP is also the Founder and General Partner of Better World International LTD.   Both ZAP and Better World International LTD will each have a 37.5% interest with Holley Group International owning a 25% interest . The joint venture partners have also funded the initial capital requirements under the agreement for a total of $3 million of which ZAP’s portion is $1.1 million.

ZAP Hangzhou will combine ZAP's intellectual property, electric vehicle technology and know how with Holley's experience in electric metering to develop electric vehicles and related technologies targeting the Chinese market. The companies plan to use their knowledge of the local Chinese market to target opportunities for electric vehicle growth within China’s vehicle fleets. As part of this relationship, ZAP Hangzhou plans to begin the installation of manufacturing facilities at Holley’s Hangzhou facilities in the near future.

Section 9.01 - Financial Statements and Exhibits

Item 9.01    Financial Statements and Exhibits

(d) Exhibits	Description

10.1	Joint Venture Contract with ZAP (Hanghzou)

99.1	Press Release Dated December 16, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZAP

Dated: December 16, 2009	By:	/s/ Steven M. Schneider
Chief Executive Officer